Exhibit 5.1

May 23, 2018

Carter’s, Inc.

Phipps Tower

3438 Peachtree Road NE, Suite 1800

Atlanta, Georgia 30326

Re:	Carter’s, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Carter’s, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,000,000 additional shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, issuable pursuant to the terms, and subject to the conditions of, the Carter’s Inc. Amended and Restated Equity Incentive Plan (the “Plan”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)	the Plan;

(iii)	the certificate of incorporation of the Company, certified as of May 21, 2018 by the Secretary of State of the State of Delaware, and the by-laws of the Company as presently in effect, as certified by the Secretary of the Company as of the date hereof;

(iv)	a certificate of the Secretary of State of the State of Delaware as to the incorporation and good standing of the Company under the laws of the State of Delaware as of May 21, 2018 (the “Good Standing Certificate”); and

(v)	a Certificate of the Secretary of the Company certifying (a) the resolutions of the Board of Directors of the Company approving, among other things, the adoption of the Plan and (b) the approval of the Plan by the Company’s shareholders, as required by applicable law or regulation.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Carter’s, Inc.

May 23, 2018

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, agreements, corporate records, certificates and other instruments submitted to us conform to the original documents, agreements, corporate records, certificates and other instruments, and that all such original documents, agreements, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto, and (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct on and as of the date hereof, and that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We have been engaged by the Company only in connection with specified matters, and do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel. We have also assumed that the Shares will be issued for the consideration provided under the Plan as currently in effect, that the Shares will be issued for a price per share not less than the par value per share of the Common Stock, and that the individual issuances, grants or awards under the Plan will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (including, without limitation, the awards and award agreements duly adopted and authorized thereunder and in accordance therewith).

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued as described in the Registration Statement and the related prospectus and in accordance with the terms of the Plan (including receipt of the full purchase price therefore), will be validly issued, fully-paid and non-assessable.

Without limiting any of the other limitations, assumptions, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than, as in effect on the date of this opinion letter, the General Corporate Law of the State of Delaware. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter addressed in this opinion letter.

This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Carter’s, Inc.

May 23, 2018

We hereby consent to being named as counsel to the Company in the Registration Statement and to the filing of this opinion letter as Exhibit 5,1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP

Paul Hastings LLP